Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Marilynn Meek

Financial Relations Board

212-827-3773

NEXPOINT RESIDENTIAL TRUST, INC. REPORTS

FOURTH QUARTER AND FULL YEAR 2016 RESULTS

2017 FULL YEAR INITIAL GUIDANCE

Dallas, TX, March 14, 2017 – NexPoint Residential Trust, Inc. (NYSE:NXRT) reported financial results for the fourth quarter and full year ended December 31, 2016.

2016 Highlights

•	For the full year 2016, NXRT reported Net Income, FFO[1], Core FFO[1] and AFFO[1] of $25.9M, $31.0M, $30.6M and $33.3M, respectively.

•	For the full year 2016, Same Store average rent, total revenue and NOI[1] increased 6.7%, 9.2%, and 12.1%, respectively.

•	NXRT paid a fourth quarter dividend of $0.220 per share of NXRT common stock on December 30, 2016; this cash dividend represented a $0.014 per share, or 6.8% increase, over the prior quarter’s dividend.

•	During the fourth quarter of 2016, the Company acquired The Colonnade, a 415-unit in Phoenix, Arizona for $44.6 million and a two-property, 924-unit portfolio in Houston, Texas for approximately $108 million.

•	The weighted average effective monthly rent per unit across all 39 properties held as of December 31, 2016, consisting of 12,965 units, was $880, while physical occupancy was 93.4%.

•	NXRT completed upgrades on 337 units and leased 342 upgraded units during the fourth quarter of 2016, achieving a 21.5% ROI on those units. Since inception, we have completed 4,030 upgrades and achieved an $88 average monthly rental increase per unit, equating to a 21.1% ROI on all units leased through December 31, 2016.

•	Under the Company’s stock repurchase program, the Company repurchased 168,942 shares of its common stock during the quarter at a total cost of approximately $3,063,000 or $18.13 per share. As of March 13, 2017, the Company had repurchased a total of 250,156 shares of its common stock under the share repurchase program at a total cost of approximately $4,587,000, or $18.34 per share.

•	On November 30, 2016, NXRT was added to the MSCI US REIT Index (RMZ). The MSCI US REIT Index is a free float-adjusted market capitalization weighted index that is comprised of Equity REIT securities.

•	Our interest rate swap agreements have effectively fixed the interest rate on $400.0 million, or 56%, of our $710.2 million of debt with a floating interest rate. As of December 31, 2016, the adjusted weighted average interest rate of the Company’s total indebtedness was 3.27%.

“We are pleased to continue to report superior same store metrics for both Q4 and the entire 2016 performance year. We had a busy quarter in which we achieved double-digit same store NOI growth, raised the annual dividend 6.8%, bought back 168,942 shares of stock at discounts to NAV, opportunistically acquired $153 million of well-located assets at discounts to replacement cost and were included in the RMZ. Looking forward to 2017, we plan to maintain our core focus on internal growth, prudent capital allocation and deleveraging to further drive value for our shareholders” stated NXRT Chairman and President, Jim Dondero.

2017 Full Year Guidance

The Company is providing initial 2017 guidance range for Revenues, Net Income, NOI1, FFO1, Core FFO1 and AFFO1 as follows:

	Low-End	Mid-Point	High-End	% change from 2016 at midpoint
Revenue	$142.0M	$143.0M	$144.0M	7.6%
Net Income	$26.3M	$27.3M	$28.3M	24.5%
NOI	$75.0M	$76.0M	$77.0M	9.2%
FFO/sh	$1.55	$1.60	$1.64	9.6%
Core FFO/sh	$1.58	$1.62	$1.67	12.5%
AFFO/sh	$1.80	$1.85	$1.89	18.6%
Acquisitions	$0.0M	—	$25.0M	N/A
Dispositions	$100.0M	—	$130.0M	N/A

See the “Definitions and Reconciliations” section of this press release for a reconciliation of 2017 Full Year Non-GAAP Guidance to 2017 Full Year net income guidance.

Additional information on fourth quarter results and 2017 financial and earnings guidance is included in supplemental data that can be found in the Investor Relations section of the Company’s website at www.nexpointliving.com.

Full Year 2016 Financial Results

•	Total revenues were $132.8 million for the full year 2016, compared to $117.7 million for the full year 2015.

•	Net income for the full year 2016 totaled $25.9 million, or earnings of $1.03 per diluted share, which included $25.9 million of gain on sales of real estate and $35.6 million of depreciation and amortization. This compared to a net loss of $(11.0) million, or $(0.51) per diluted share, for the full year 2015 which included depreciation and amortization of $40.8 million.

•	The change in the Company’s net income (loss) for the year ended December 31, 2016 as compared to the year ended December 31, 2015, primarily relates to strong year-over-year performance of our same store portfolio and the disposition of seven properties during the year, as compared to no dispositions during 2015.

•	NOI¹ was $69.6 million for the full year 2016, compared to $60.4 million for the full year 2015.

•	For the full year 2016, FFO¹ totaled $31.0 million, or $1.46 per diluted share, compared to $25.6 million, or $1.20 per diluted share, for the full year 2015.

•	For the full year 2016, Core FFO¹ totaled $30.6 million, or $1.44 per diluted share, compared to $28.9 million, or $1.36 per diluted share, for the full year 2015.

•	For the full year 2016, AFFO¹ totaled $33.3 million, or $1.56 per diluted share, compared to $29.9 million, or $1.41 per diluted share, for the full year 2015.

	For the Year Ended December 31,
	2016	2015 (2)
Operating Data
Total revenues	$132,848	$117,658
Net income (loss)	25,888	(10,992)
Net income (loss) attributable to common stockholders	21,882	(10,832)
Earnings (loss) per weighted average common share - diluted	1.03	(0.51)
Weighted average common shares outstanding - diluted	21,314	21,294
Other Data
Dividends declared per common share	$0.838	$0.618
FFO attributable to common stockholders (1)	31,016	25,639
FFO per share – diluted	1.46	1.20
Core FFO attributable to common stockholders (1)	30,599	28,944
Core FFO per share – diluted	1.44	1.36
AFFO attributable to common stockholders (1)	33,325	29,933
AFFO per share - diluted	1.56	1.41
NOI (1)	69,569	60,382

[1]	FFO, Core FFO, AFFO and NOI are non-GAAP measures. For reconciliations of FFO, Core FFO, AFFO and NOI to net income and a discussion of why we consider these non-GAAP measures useful, see the “Definitions and Reconciliations” section of this release.
[2]	The Company began operations on March 31, 2015, as described above, and therefore the Company had no operating activities or earnings (loss) per share before March 31, 2015. However, for purposes of the combined consolidated statements of operations and comprehensive income (loss), the Company has presented basic and diluted earnings (loss), FFO, Core FFO and AFFO per share as if the operating activities of the predecessor were those of the Company and assuming the shares outstanding at the date of the Spin-Off were outstanding for all periods prior to the Spin-Off.

Fourth Quarter 2016 Financial Results

•	Total revenues were $32.6 million for the fourth quarter of 2016, compared to $32.6 million for the fourth quarter of 2015.

•	Net income for the fourth quarter of 2016 totaled $0.2 million, or earnings of $0.01 per diluted share, which included depreciation and amortization of $9.3 million. This compared to a net loss of $(1.9) million, or $(0.10) per diluted share, for the fourth quarter of 2015, which included depreciation and amortization of $10.0 million.

•	NOI¹ was $17.4 million for the fourth quarter of 2016, compared to $16.5 million for the fourth quarter of 2015.

•	For the fourth quarter of 2016, FFO¹ totaled $8.3 million, or $0.39 per diluted share, compared to $6.9 million, or $0.33 per diluted share, for the fourth quarter of 2015.

•	For the fourth quarter of 2016, Core FFO¹ totaled $7.3 million, or $0.35 per diluted share, compared to $7.2 million, or $0.34 per diluted share, for the fourth quarter of 2015.

•	For the fourth quarter of 2016, AFFO¹ totaled $8.1 million, or $0.38 per diluted share, compared to $7.4 million, or $0.35 per diluted share, for the fourth quarter of 2015.

Same Store Properties Operating Results

There are 25 properties encompassing 7,682 units of apartment space in our same store pool for the year ended December 31, 2016 (our “Same Store” properties). For our Same Store properties, we recorded the following operating metrics for the year ended December 31, 2016 as compared to the year ended December 31, 2015:

Operating Metric	2016	2015	% Change
Occupancy (1)	94.0%	94.6%	(0.6)%
Average Effective Monthly Rent Per Unit (2)	$873	$818	6.7%
Rental income (in thousands)	$72,550	$67,114	8.1%
Other income (in thousands)	$10,349	$8,799	17.6%
Net operating income (in thousands)	$44,097	$39,344	12.1%

(1)	Occupancy is calculated as the number of units occupied as of December 31 for the respective year, divided by the total number of units, expressed as a percentage.
(2)	Average effective monthly rent per unit is equal to the average of the contractual rent for commenced leases as of December 31 for the respective year minus any tenant concessions over the term of the lease, divided by the number of units under commenced leases as of December 31 for the respective year.

There are 34 properties encompassing 11,076 units of apartment space in our same store pool for the fourth quarter of 2016 (our “Q4 Same Store” properties). For our Q4 Same Store properties, we recorded the following operating metrics for the fourth quarter of 2016 as compared to the fourth quarter of 2015:

Operating Metric	Q4 2016	Q4 2015	% Change
Occupancy (1)	93.7%	94.1%	(0.4)%
Average Effective Monthly Rent Per Unit (2)	$857	$806	6.3%
Rental income (in thousands)	$25,968	$24,403	6.4%
Other income (in thousands)	$4,105	$3,443	19.2%
Net operating income (in thousands)	$16,291	$14,115	15.4%

(1)	Occupancy is calculated as the number of units occupied as of December 31 for the respective year, divided by the total number of units, expressed as a percentage.
(2)	Average effective monthly rent per unit is equal to the average of the contractual rent for commenced leases as of December 31 for the respective year minus any tenant concessions over the term of the lease, divided by the number of units under commenced leases as of December 31 for the respective year.

Acquisition of Property

On December 29, 2016, the Company acquired a two-property, 924-unit apartment portfolio in Houston, Texas for approximately $108 million, or approximately $117,000 per unit. The properties, Old Farm Apartment Homes and Stone Creek at Old Farm Apartments, are situated on 35.1 acres of contiguous land surrounded by some of Houston’s most affluent single-family neighborhoods and three major regional employment centers (Uptown, Westchase and Medical City). Management believes both assets are opportunistic acquisitions primed for steady growth through execution of NXRT’s value-add improvement program. The acquisition was structured as a reverse 1031 exchange to facilitate the Company’s continued plan to recycle capital from dispositions of assets from non-core markets into well-located “covered-land” assets in longer-term markets. The Company funded the purchase price with borrowings of approximately $108 million under its credit facilities.

In aggregate, the Company added four properties to the portfolio during the full year 2016. This activity represents roughly $175 million of gross real estate additions across 1,556 multifamily units in three existing markets – West Palm Beach, FL, Phoenix, AZ and Houston, TX.

Disposition of Property

As previously reported, for full year 2016 the Company completed the disposition of seven properties, totaling 1,746 units, for gross proceeds of $133.95 million and net cash proceeds of $48.1 million. The combined returns totaled an IRR of 27.51% and a 1.59x equity multiple.

Value-Add Programs

For the properties in our portfolio as of December 31, 2016, we completed full and partial renovations on 1,725 units at an average cost of $5,031 per renovated unit. Since inception, for the properties in our portfolio as of December 31, 2016, we have completed full and partial renovations on 4,030 units at an average cost of $4,807 per renovated unit that has been leased as of December 31, 2016. We have achieved average rent growth of 10.9%, or an $88 average monthly rental increase per unit, on all units renovated and leased as of December 31, 2016, resulting in a return on investment on capital expended for interior renovations of 21.1%.

The following table sets forth a summary of our capital expenditures related to our value-add program for twelve months ended December 31, 2016 and 2015 (in thousands):

	For the Year Ended December 31,
Rehab Expenditures	2016	2015
Interior (1)	$9,974	$12,229
Exterior and common area	10,297	21,449

Total rehab expenditures	$20,271	$33,678

(1)	Includes total capital expenditures during the period on completed and in-progress interior rehabs.

First Quarter 2017 Dividend

On March 8, 2017, NXRT’s board of directors declared a quarterly dividend of $0.220 per share of NXRT common stock. The dividend will be paid on March 31, 2017 to stockholders of record on March 20, 2017.

Share Repurchase Program

During the three months ended December 31, 2016, the Company repurchased 168,942 shares of its common stock at a total cost of approximately $3,063,000 or $18.34 per share. The cost of these shares is included in common stock held in treasury at cost on the consolidated balance sheet as of December 31, 2016. As of December 31, 2016, the Company had 21,293,825 million shares of its common stock issued and 21,043,669 shares outstanding.

Subsequent Events

Acquisition of Hollister Place

On February 1, 2017, NXRT acquired Hollister Place, a 260-unit property in Houston, Texas, for $24.5 million. The Company expanded its $30 million credit facility, with KeyBank National Association (the “KeyBank Facility), by $14.0 million and used approximately $12.0 million of the proceeds drawn to fund a portion of the purchase price and planned value-add improvements to the property. The Company also placed a first mortgage on the property with a principal amount of approximately $13.5 million, a floating interest rate at 2.29% over one-month LIBOR and an 84-month term. The Company intends on repaying the $12.0 million drawn under the KeyBank Facility with proceeds from dispositions in the first half of 2017. This is the Company’s third acquisition in Houston in the last two months, expanding NXRT’s footprint in the market to 1,424 units and bringing NXRT’s total portfolio to 40 properties consisting of 13,225 units in 10 markets as of March 13, 2017.

Property Name	Location	Date of Acquisition	Purchase Price	# Units	Effective Ownership
Hollister Place	Houston, Texas	February 1, 2017	$24,500	260	100%

Potential Sales of Multifamily Property

The Company is under contract to sell The Miramar Apartments, Toscana and Twelve 6 Ten at the Park in Dallas, Texas and The Grove at Alban in Frederick, Maryland to unaffiliated third parties. The total carrying value of these multifamily properties as of December 31, 2016 was approximately $62.4 million, representing approximately 6.5% of the Company’s total net real estate assets as of December 31, 2016. These properties were classified as held for sale as of December 31, 2016.

Renewal of Advisory Agreement

On March 13, 2017, NXRT’s board of directors, including the independent directors, unanimously approved the renewal of the Advisory Agreement with the Adviser for a one-year term that expires on March 16, 2018.

Supplemental Information

Supplemental information to this press release can be found in the Investor Relations section of the Company’s website at www.nexpointliving.com.

Fourth Quarter Earnings Conference Call

NXRT will host a call to discuss its fourth quarter results on Tuesday, March 14, 2017 at 11:00 a.m. ET. The number to call for this interactive teleconference is (800) 289-0496, or for international callers, (913) 312-0860 in each case using passcode 2027804. A live audio webcast of the call will be available online at the Company’s website, http://www.nexpointliving.com (under “Investor Relations”).

A replay of the call will be available approximately two hours after the call through Tuesday, March 21, 2017, by dialing (888) 203-1112, or for international callers, (719) 457-0820 and entering the confirmation number, 2027804.

About NXRT

NexPoint Residential Trust is a publicly traded REIT, with its shares listed on the New York Stock Exchange under the symbol “NXRT,” primarily focused on acquiring, owning and operating well-located middle-income multifamily properties with “value-add” potential in large cities and suburban submarkets of large cities, primarily in the Southeastern and Southwestern United States. NXRT is externally advised by NexPoint Real Estate Advisors, L.P., an affiliate of Highland Capital Management, L.P., a leading global alternative asset manager and an SEC-registered investment adviser. More information about NXRT is available at http://www.nexpointliving.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations, assumptions and beliefs. Forward-looking statements can often be identified by words such as “expect,” “anticipate,” “intend” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding expected property dispositions and the use of proceeds therefrom and NXRT’s strategy and guidance for financial results for the full year 2017. They are not guarantees of future results and are subject to risks, uncertainties, assumptions and anticipated sales of properties that could cause actual results to differ materially from those expressed in any forward-looking statement. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”) for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by law, NXRT does not undertake any obligation to publicly update or revise any forward-looking statements.

Definitions and Reconciliations

This press release includes analysis of funds from operations, or FFO, core funds from operations, or Core FFO, adjusted funds from operations, or AFFO, and net operating income, or NOI, all of which are non-GAAP financial measures of performance. These non-GAAP measures should be used as a supplement to, and not a substitute for, net income (loss) computed in accordance with GAAP. For a more complete discussion of FFO, Core FFO, AFFO, and NOI, see our most recent Annual Report on Form 10-K and our other filings with the SEC.

This press release also includes an analysis of our Same Store properties, which are defined as those that are stabilized and comparable for both the current and the prior reporting year. Same Store analysis for the fourth quarter of 2016 includes 34 properties totaling 11,076 units, or approximately 85% of the Company’s 12,965 units; while the full year 2016 includes 25 properties totaling 7,682 units, or approximately 59% of the Company’s 12,965 units.

FFO, Core FFO and AFFO

We believe that net income, as defined by GAAP, is the most appropriate earnings measure. We also believe that funds from operations, or FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), core funds from operations, or Core FFO, and adjusted funds from operations, or AFFO, are important non-GAAP supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that use historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges. We compute FFO attributable to common stockholders in accordance with NAREIT’s definition. Our presentation differs slightly in that we begin with net income (loss) loss before adjusting for noncontrolling interests and show the noncontrolling interests as an adjustment to arrive at FFO attributable to common stockholders. Core FFO is calculated by adjusting our FFO by adding back items that do not reflect ongoing property operations, such as acquisition expenses, prepayment penalties on the early retirement of debt, the amortization of deferred financing costs incurred in connection with obtaining short-term financing, the ineffective portion of fair value adjustments on our interest rate derivatives designated as cash flow hedges, and the noncontrolling interests related to these items. AFFO is calculated by adjusting our Core FFO in order to arrive at a more refined measure of operating performance by adding back items such as equity-based compensation expense and the amortization of deferred financing costs incurred with connection with obtaining long-term debt financing, and the noncontrolling interests related to these items.

We believe that the use of FFO, Core FFO and AFFO, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful.

The following table reconciles our calculations of FFO, Core FFO and AFFO to net income (loss), the most directly comparable GAAP financial measure, for the three months ended December 31, 2016 and 2015 (in thousands, except per share amounts):

	For the Three Months Ended December 31,
	2016	2015
Net income (loss)	$176	$(1,945)
Depreciation and amortization	9,280	10,005
Gain on eminent domain	—	—
Gain on sales of real estate	—	—
Adjustment for noncontrolling interests	(1,182)	(1,123)

FFO attributable to common stockholders	8,274	6,938

FFO per share - basic	$0.39	$0.33

FFO per share - diluted	$0.39	$0.33

Acquisition costs	—	188
Prepayment penalties	—	—
Change in fair value on derivative instruments - ineffective portion	(1,084)	—
Adjustment for noncontrolling interests	92	26

Core FFO attributable to common stockholders	7,282	7,153

Core FFO per share - basic	$0.35	$0.34

Core FFO per share - diluted	$0.35	$0.34

Amortization of deferred financing costs	339	272
Equity-based compensation expense	529	—
Adjustment for noncontrolling interests	(33)	—

AFFO attributable to common stockholders	8,117	7,425

AFFO per share - basic	$0.39	$0.35

AFFO per share - diluted	$0.38	$0.35

The following table reconciles our calculations of FFO, Core FFO and AFFO to net income (loss), the most directly comparable GAAP financial measure, for the year-ended ended December 31, 2016 and 2015 (in thousands, except per share amounts):

	For the Year Ended December 31,
	2016	2015
Net income (loss)	$25,888	$(10,992)
Depreciation and amortization	35,643	40,801
Gain on eminent domain	—	(158)
Gain on sales of real estate	(25,932)	—
Adjustment for noncontrolling interests	(4,583)	(4,012)

FFO attributable to common stockholders	31,016	25,639

FFO per share - basic	$1.46	$1.20

FFO per share - diluted	$1.46	$1.20

Acquisition costs	386	2,975
Prepayment penalties	827	652
Change in fair value on derivative instruments - ineffective portion	(1,683)	—
Adjustment for noncontrolling interests	53	(322)

Core FFO attributable to common stockholders	30,599	28,944

Core FFO per share - basic	$1.44	$1.36

Core FFO per share - diluted	$1.44	$1.36

Amortization of deferred financing costs	2,121	1,081
Equity-based compensation expense	825	—
Adjustment for noncontrolling interests	(220)	(92)

AFFO attributable to common stockholders	33,325	29,933

AFFO per share - basic	$1.57	$1.41

AFFO per share - diluted	$1.56	$1.41

Net Operating Income

NOI is a non-GAAP financial measure of performance. NOI is used by investors and our management to evaluate and compare the performance of our properties to other comparable properties, to determine trends in earnings and to compute the fair value of our properties as NOI is not affected by (1) the cost of funds, (2) acquisition costs, (3) non-operating fees to affiliates, (4) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP, (5) corporate general and administrative expenses, (6) other gains and losses that are specific to us, and (7) expenses that are not reflective of the ongoing operations of the properties or incurred on behalf of the Company at the property level for expenses such as legal, professional and franchise tax fees.

The following table, which has not been adjusted for the effects of noncontrolling interests, details our NOI for the three months ended December 31, 2016 and 2015 and our Same Store NOI for the three months ended December 31 2016 and 2015 (in thousands):

	For the Three Months Ended December 31,
	2016	2015
Net income (loss)	$176	$(1,945)
Adjustments to reconcile net income (loss) to NOI:
Advisory and administrative fees	1,858	1,395
Corporate general and administrative expenses	1,365	807
Property general and administrative expenses (1)	252	437
Depreciation and amortization	9,280	10,006
Interest expense	4,517	5,600
Acquisition costs	—	188

NOI	$17,448	$16,488

Less Non-Same Store
Revenues	(2,528)	(4,756)
Operating expenses	1,371	2,383

Same Store NOI	$16,291	$14,115

(1)	Adjustment to net income (loss) to exclude expenses that are not reflective of the ongoing operations of the properties or incurred on behalf of the Company at the property for expenses such as legal, professional and franchise tax fees.

The following table, which has not been adjusted for the effects of noncontrolling interests, details our NOI for the years ended December 31, 2016 and 2015 (in thousands):

	For the Year Ended December 31,
	2016	2015
Net income (loss)	$25,888	$(10,992)
Adjustments to reconcile net income (loss) to NOI:
Advisory and administrative fees	6,802	5,565
Corporate general and administrative expenses	4,014	2,455
Property general and administrative expenses (1)	879	1,109
Depreciation and amortization	35,643	40,801
Interest expense	21,889	18,469
Gain on sales of real estate	(25,932)	—
Acquisition costs	386	2,975

NOI	$69,569	$60,382

(1)	Adjustment to net income (loss) to exclude expenses that are not necessarily reflective of the ongoing operations of the properties or incurred on behalf of the Company at the property for expenses such as legal, professional and franchise tax fees.

Same Store Properties

We review our stabilized multifamily communities on a comparable basis between periods. Our Same Store properties are defined as those that are stabilized and comparable for both the current period and the same period for the prior reporting year.

There are 34 properties meeting this definition for the fourth quarter of 2016: Miramar, Arbors on Forest Ridge, Cutter’s Point, Eagle Crest, Silverbrook, Timberglen, Toscana, The Grove at Alban, Edgewater at Sandy Springs, Beechwood Terrace, Willow Grove, Woodbridge, Abbington Heights, Courtney Cove, The Summit at Sabal Park, Timber Creek, Belmont at Duck Creek, Radbourne Lake, The Arbors, The Knolls, The Crossings at Holcomb Bridge, The Crossings, Regatta Bay, Sabal Palm at Lake Buena Vista, Southpoint Reserve at Stoney Creek, Twelve 6 Ten at the Park, Cornerstone, The Preserve at Terrell Mill, The Ashlar, Heatherstone, Versailles, Seasons 704, Madera Point, and the Pointe at the Foothills.

For the full year 2016, there are 25 properties meeting this definition: Miramar, Arbors on Forest Ridge, Cutter’s Point, Eagle Crest, Silverbrook, Timberglen, Toscana, The Grove at Alban, Edgewater at Sandy Springs, Beechwood Terrace, Willow Grove, Woodbridge, Abbington Heights, Courtney Cove, The Summit at Sabal Park, Timber Creek, Belmont at Duck Creek, Radbourne Lake, The Arbors, The Knolls, The Crossings at Holcomb Bridge, The Crossings, Regatta Bay, Sabal Palm at Lake Buena Vista, Southpoint Reserve at Stoney Creek.

Reconciliation of Guidance for 2017 NOI, FFO, Core FFO and AFFO

The Company anticipates that net income (loss) will be in the range between $27.3 million to $29.3 million for the full year. The difference between net income (loss) and FFO is depreciation and amortization, which is anticipated to be $37.0 million to $38.0 million for the full year 2017, and gain on sales of real estate which is anticipated to be approximately $31.2 million for the full year 2017. The difference between FFO and Core FFO is prepayment penalties, which are anticipated to total approximately $0.6 million for the full year 2017, amortization of deferred financing costs on short term financing, to the extent excluded from FFO, which is anticipated to total approximately $0.1 million for the full year 2017. The difference between Core FFO and AFFO is amortization of deferred financing costs, to the extent excluded from FFO and Core FFO, which is anticipated to total approximately $1.4 million for the full year 2017, and equity-based compensation expenses, which is anticipated to total approximately $2.8 million for the full year 2017. The difference between net income (loss) and NOI is advisory and administrative fees, corporate general and administrative expenses, certain property general and administrative expenses, depreciation and amortization, interest expense, gain on sales of real estate, and acquisition costs which are anticipated to total approximately $46.5 million to $48.5 million for the full year and $19.0 million to $20.0 million for the first quarter of 2017. 2017 Full Year Guidance assumes $25 million of acquisition activity and $115 million of disposition activity for the full year 2017. For purposes of calculating per share data, the Company assumes a weighted average diluted share count of 21.40 million for the full year 2017.

In this release, “we,” “us,” “our,” the “Company,” “NexPoint Residential Trust,” and “NXRT” each refer to NexPoint Residential Trust, Inc., a Maryland corporation.

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